Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 264-4907

PennyMac Financial Services, Inc. Reports

Third Quarter 2017 Results

Westlake Village, CA, November 2, 2017 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $82.5 million for the third quarter of 2017, on revenue of $250.6 million.  Net income attributable to PFSI common stockholders was $17.1 million, or $0.71 per diluted share.  Book value per share increased to $17.20, up from $16.40 at June 30, 2017.

Third Quarter 2017 Highlights

•

Pretax income was $94.1 million, up 62 percent from the prior quarter and down 32 percent from the third quarter of 2016; the quarter-over-quarter increase reflects strong earnings contributions from both the production and servicing businesses

•	Production segment pretax income was $69.0 million, up 3 percent from the prior quarter and down 54 percent from the third quarter of 2016
o	Total loan production activity of $18.9 billion in unpaid principal balance (UPB), up 8 percent from the prior quarter and down 8 percent from the third quarter of 2016
o	$17.4 billion in UPB of correspondent production, up 7 percent from the prior quarter and down 8 percent from the third quarter of 2016
o	$1.5 billion in UPB of consumer direct originations, up 20 percent from the prior quarter and down 9 percent from the third quarter of 2016
o	Interest rate lock commitments (IRLCs) on correspondent government and consumer direct loans totaled $13.2 billion, down 2 percent from the prior quarter and 19 percent from the third quarter of 2016
•	Servicing segment pretax income was $24.5 million, compared to pretax losses of $11.2 million in the prior quarter and $10.7 million in the third quarter of 2016
o	Servicing segment pretax income excluding valuation-related changes was $37.1 million, up from $15.3 million the prior quarter and $9.9 million in the third quarter of 2016[1]

1        Excludes changes in the fair value of MSRs, the ESS liability, and gains/(losses) on hedging derivatives which were $(22.0) million, $4.8 million, and $7.2 million, respectively, and a provision for credit losses on active loans of $(2.7) million in the third quarter of 2017.

o	Successfully transferred $11.9 billion in UPB of MSRs from previously settled acquisitions
o	Servicing portfolio grew to $238.4 billion in UPB, up 4 percent from June 30, 2017, and 31 percent from September 30, 2016
•	Investment Management segment pretax income was $0.7 million, compared to $2.5 million in the prior quarter and $0.2 million in the third quarter of 2016
o	Net assets under management were $1.6 billion, essentially unchanged from June 30, 2017 and September 30, 2016
o

The private Investment Funds managed by PFSI successfully completed the sale of substantially all their remaining assets to a third party; $61 million of previously recognized carried interest was received by PFSI

•	Repurchased approximately 500,000 shares of PFSI’s Class A common stock at a cost of $8.6 million and a weighted average price of $17.01 per share

“PennyMac Financial delivered strong results for the third quarter with solid contributions from both our production and servicing segments, reflecting the ongoing strength of our market-leading mortgage franchise,” said President and CEO David Spector.  “We continued to grow market share in both our correspondent and consumer direct channels and we look forward to the rollout of our new broker direct channel.  Our servicing portfolio also has grown substantially; we now service over 2 percent of all mortgages outstanding in the United States and our financing capabilities, highlighted by our second term note issuance completed during the quarter, allow us to continue to grow share in the servicing market.”

The following table presents the contribution of PennyMac Financial’s Production, Servicing and Investment Management segments to pretax income:

	Quarter ended September 30, 2017
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$79,983	$28,153	$108,136	$—	$108,136
Loan origination fees	33,168	—	33,168	—	33,168
Fulfillment fees from PMT	23,507	—	23,507	—	23,507
Net servicing fees	—	78,081	78,081	—	78,081
Management fees	—	—	—	6,216	6,216
Carried Interest from Investment Funds	—	—	—	(1,158)	(1,158)
Net interest income (expense):	—	—
Interest income	17,651	26,791	44,442	—	44,442
Interest expense	12,355	30,124	42,479	13	42,492
	5,296	(3,333)	1,963	(13)	1,950
Other	235	525	760	(25)	735
Total net revenue	142,189	103,426	245,615	5,020	250,635
Expenses	73,231	78,955	152,186	4,305	156,491
Pretax income	$68,958	$24,471	$93,429	$715	$94,144

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, fulfillment services on behalf of PMT and consumer direct lending.

PennyMac Financial’s loan production activity for the quarter totaled $18.9 billion in UPB, of which $12.4 billion in UPB was for its own account, and $6.5 billion in UPB was fee-based fulfillment activity for PMT.  IRLCs on correspondent government and consumer direct loans totaled $13.2 billion in UPB.

Production segment pretax income was $69.0 million, an increase of 3 percent from the prior quarter and a decrease of 54 percent from the third quarter of 2016.  Production revenue totaled $142.2 million, an increase of 9 percent from the prior quarter and a decrease of 39 percent from the third quarter of 2016.  The quarter-over-quarter increase primarily resulted from a 7 percent increase in net gains on mortgage loans held for sale driven by higher pull-through for interest rate lock commitments in the consumer direct channel.

The components of net gains on mortgage loans held for sale are detailed in the following table:

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Receipt of MSRs in loan sale transactions	$154,763	$133,062	$143,960
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(1,495)	(1,506)	(1,690)
Provision for representations and warranties, net	(402)	(276)	5,796
Cash investment (1)	(43,943)	7,221	26,855
Fair value changes of pipeline, inventory and hedges	(787)	(40,410)	7,200
Net gains on mortgage loans held for sale	$108,136	$98,091	$182,121

Net gains on mortgage loans held for sale by segment:
Production	$79,983	$74,706	$166,506
Servicing	$28,153	$23,385	$15,615

(1)	Net of cash hedge expense

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT in its correspondent production business.  These services include, but are not limited to: marketing; relationship management; the approval of correspondent sellers and the ongoing monitoring of their performance; reviewing loan data, documentation and appraisals to assess loan quality and risk; pricing; hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.  Fees earned from fulfillment of correspondent loans on behalf of PMT totaled $23.5 million in the third quarter, up 11 percent from the prior quarter and down 14 percent from the third quarter of 2016.  The quarter-over-quarter change in fulfillment fee revenue was driven by an increase in acquisition volumes by PMT.  The weighted average fulfillment fee rate was 36 basis points, unchanged from the prior quarter.

Production segment expenses were $73.2 million, a 15 percent increase from the prior quarter and a 12 percent decrease from the third quarter of 2016.  The quarter-over-quarter increase was driven by higher incentive-based compensation, increased technology costs and headcount growth.

Servicing Segment

Servicing includes income from owned MSRs, subservicing and special servicing activities.  Servicing segment pretax income was $24.5 million compared with pretax losses of $11.2 million in the prior quarter and $10.7 million in the third quarter of 2016.  Servicing segment revenues totaled $103.4 million, a 59 percent increase from the prior quarter and a     94 percent increase from the third quarter of 2016.  The quarter-over-quarter increase was primarily due to an increase in net loan servicing fees, driven by portfolio growth, including the full effect of recent bulk acquisitions, higher revenue related to early buyouts (EBOs) from Ginnie Mae securitizations and a reduction in valuation-related losses.

Net loan servicing fees totaled $78.1 million and included $153.8 million in servicing fees reduced by $65.8 million of amortization and realization of MSR cash flows.  Amortization and realization of MSR cash flows increased 19 percent from the prior quarter, driven by a larger MSR asset and higher projected prepayment activity resulting from a decline in mortgage interest rates during the quarter.  Valuation-related losses totaled $10 million, which includes MSR fair value losses and impairment for MSRs carried at the lower of amortized cost or fair value of $22.0 million, changes in fair value of the ESS liability resulting in a $4.8 million gain, and related hedging gains of $7.2 million.  The MSR fair value declined due to a combination of yield curve flattening, tighter mortgage spreads and higher than expected prepayment activity during the quarter.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Servicing fees (1)	$153,782	$134,192	$122,587
Effect of MSRs:
Amortization and realization of cash flows (2)	(65,751)	(55,482)	(56,637)
Change in fair value and provision for/reversal of impairment of MSRs carried at lower of amortized cost or fair value	(21,952)	(36,927)	(43,219)
Change in fair value of excess servicing spread financing	4,828	7,156	4,107
Hedging (losses) gains	7,174	(2,026)	19,026
Total amortization, impairment and change in fair value of MSRs	(75,701)	(87,279)	(76,723)
Net loan servicing fees	$78,081	$46,913	$45,864

(1)	Includes contractually-specified servicing fees
(2)	Includes realization of cash flows from the mortgage servicing liability which was previously included in change in fair value of MSRs. Prior periods have been adjusted accordingly.

Servicing segment revenue also included $28.2 million in net gains on mortgage loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared with $23.4 million in the prior quarter and $15.6 million in the third quarter of 2016.  These loans were previously purchased out of Ginnie Mae securitizations as EBOs and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications.  Net interest expense totaled $3.3 million, a 43 percent decline from the prior quarter and a 61 percent decrease from the third quarter of 2016.  The quarter-over-quarter decline resulted from a $7.1 million increase in interest income, driven by higher placement fees on MSR-related escrow deposits and increased interest income from EBO loans.  The increase in interest income was partially offset by a $4.6 million increase in interest expense driven by the second Ginnie Mae MSR term note issuance and higher interest shortfall from an increase in loan payoffs during the quarter.

Servicing segment expenses totaled $79.0 million, a 4 percent increase from the prior quarter and a 23 percent increase from the third quarter of 2016, driven by a larger portfolio and transitional expenses associated with the recent bulk MSR acquisitions and servicing transfers.

The total servicing portfolio reached $238.4 billion in UPB at September 30, 2017, an increase of 4 percent from the prior quarter end and 31 percent from a year earlier, primarily driven by our loan production activities, supplemented by bulk MSR acquisitions.  Of the total servicing portfolio, prime servicing was $236.7 billion in UPB and special servicing was $1.7 billion in UPB.  PennyMac Financial subservices and conducts special servicing for $71.2 billion in UPB, an increase of 6 percent from June 30, 2017.  PennyMac Financial’s owned MSR portfolio grew to $162.8 billion in UPB, an increase of 4 percent from the prior quarter end.

The table below details PennyMac Financial’s servicing portfolio UPB:

	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Loans serviced at period end:
Prime servicing:
Owned
Mortgage servicing rights
Originated	$113,590,527	$105,296,264	$78,732,061
Acquisitions	49,209,050	51,927,645	42,580,927
	162,799,577	157,223,909	121,312,988
Mortgage servicing liabilities	1,512,632	1,698,588	1,717,859
Mortgage loans held for sale	2,858,642	2,915,346	2,945,465
	167,170,851	161,837,843	125,976,312
Subserviced for Advised Entities	69,498,140	64,924,592	53,247,024
Total prime servicing	236,668,991	226,762,435	179,223,336
Special servicing:
Subserviced for Advised Entities	1,703,817	2,201,340	2,853,307
Total loans serviced	$238,372,808	$228,963,775	$182,076,643

Mortgage loans serviced:
Owned
Mortgage servicing rights	$162,799,577	$157,223,909	$121,312,988
Mortgage servicing liabilities	1,512,632	1,698,588	1,717,859
Mortgage loans held for sale	2,858,642	2,915,346	2,945,465
	167,170,851	161,837,843	125,976,312
Subserviced	71,201,957	67,125,932	56,100,331
Total mortgage loans serviced	$238,372,808	$228,963,775	$182,076,643

Consistent with the Company’s national, geographically diversified portfolio and the large populations of Texas, Florida and California, approximately 11 percent of the servicing portfolio (owned servicing and sub-servicing performed for PMT) is located in areas impacted by Hurricanes Harvey and Irma and the recent California wildfires.  The Company expects increased servicing costs over the next few quarters to address delinquencies among affected borrowers and incremental losses on defaulted government loans which may be offset by other income; the overall financial impact is expected to be modest.

Investment Management Segment

PennyMac Financial manages PMT and two private Investment Funds for which it earns base management fees and may earn incentive compensation.  Net assets under management were $1.6 billion as of September 30, 2017, essentially unchanged from June 30, 2017 and September 30, 2016.

Pretax income for the Investment Management segment was $0.7 million, compared with $2.5 million in the prior quarter and $0.2 million in the third quarter of 2016.  Management fees, which include base management fees from PMT and the private Investment Funds, as well as any earned incentive fees from PMT, increased 7 percent from the prior quarter and 20 percent from the third quarter of 2016.  No incentive fee was paid by PMT during the quarter, compared to $0.3 million in incentive fees paid in the prior quarter.

The following table presents a breakdown of management fees and carried interest:

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$6,038	$5,334	$5,025
Performance incentive	—	304	-
	6,038	5,638	5,025
Investment Funds	178	369	496
Total management fees	6,216	6,007	5,521
Carried Interest	(1,158)	241	107
Total management fees and Carried Interest	$5,058	$6,248	$5,628

Net assets of Advised Entities:
PennyMac Mortgage Investment Trust	$1,610,565	$1,454,832	$1,354,918
Investment Funds	29,955	144,744	201,802
	$1,640,520	$1,599,576	$1,556,720

Investment Management segment expenses totaled $4.3 million, an 11 percent increase from the prior quarter and a 20 percent decrease from the third quarter of 2016.  The quarter-over-quarter increase was driven by lower expense reimbursements from PennyMac Mortgage Investment Trust (PMT).

Consolidated Expenses

Total expenses for the second quarter were $156.5 million, a 9 percent increase from the prior quarter and a 3 percent increase from the third quarter of 2016.  The quarter-over-quarter change was primarily driven by an increase to incentive compensation and higher technology costs.

Executive Chairman Stanford L. Kurland concluded, “We continue to make progress in pursuing long-term growth initiatives to ensure PennyMac Financial’s success.  This year we have made significant strides on a number of capital initiatives, including our term note issuance, which represents a paradigm shift in our access to capital that significantly enhances our growth potential; the sale of substantially all of the assets in the Investment Funds and the raising of substantial new capital for PMT; and the opportunity to buy back PFSI’s common stock.  As in our other mortgage banking businesses where we have developed significant technology solutions, we are now introducing our unique Broker POWER platform, enabling our entry into the broker direct channel and allowing us to access an additional 10 percent of the mortgage origination market.  We believe all of these initiatives should contribute to our long-term success and help ensure that PennyMac Financial continues to be a leader in the dynamic and highly competitive U.S. mortgage market.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday, November 2, 2017.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  PennyMac Financial Services, Inc. trades on the New York Stock Exchange under the symbol “PFSI.”  Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; our dependence on the multifamily and commercial real estate sectors for future originations of commercial mortgage loans and other commercial real estate related loans; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT and the Investment Funds if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or expansion of existing business activities; our ability to detect misconduct and fraud; and our ability to mitigate cybersecurity risks and cyber incidents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands, except share amounts)
ASSETS
Cash	$67,708	$75,978	$94,727
Short-term investments at fair value	136,217	145,440	58,749
Mortgage loans held for sale at fair value	2,935,593	3,037,602	3,127,377
Derivative assets	76,709	70,075	135,777
Servicing advances, net	262,650	291,907	306,150
Carried Interest due from Investment Funds	8,547	71,019	70,870
Investment in PennyMac Mortgage Investment Trust at fair value	1,304	1,372	1,169
Mortgage servicing rights	2,016,485	1,951,599	1,337,674
Real estate acquired in settlement of loans	986	822	1,996
Furniture, fixtures, equipment and building improvements, net	30,037	31,418	29,121
Capitalized software, net	21,625	18,197	8,361
Financing receivable from PennyMac Mortgage Investment Trust	148,072	150,000	150,000
Receivable from Investment Funds	654	1,330	1,596
Receivable from PennyMac Mortgage Investment Trust	16,008	17,725	14,747
Loans eligible for repurchase	584,394	462,487	197,819
Other	81,380	77,767	60,061
Total assets	$6,388,369	$6,404,738	$5,596,194

LIABILITIES
Assets sold under agreements to repurchase	$2,096,492	$3,021,328	$2,491,366
Mortgage loan participation and sale agreements	531,776	243,361	782,913
Notes payable	890,884	429,692	110,619
Obligations under capital lease	24,373	26,641	20,700
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	248,763	261,796	280,367
Derivative liabilities	11,474	16,564	4,426
Mortgage servicing liabilities at fair value	16,076	18,295	13,045
Accounts payable and accrued expenses	122,698	132,053	106,684
Payable to Investment Funds	2,190	15,236	27,265
Payable to PennyMac Mortgage Investment Trust	124,589	132,709	165,264
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	75,076	73,084	75,434
Income taxes payable	49,620	40,672	11,415
Liability for loans eligible for repurchase	584,394	462,487	197,819
Liability for losses under representations and warranties	19,673	19,568	18,473
Total liabilities	4,798,078	4,893,486	4,305,790

STOCKHOLDERS' EQUITY
Class A common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding, 23,219,088, 23,472,795 and 22,274,145shares, respectively	2	2	2
Class B common stock—authorized 1,000 shares of $0.0001 par value; issued and outstanding, 49, 50 and 49 shares, respectively	—	—	—
Additional paid-in capital	196,346	199,146	179,134
Retained earnings	202,988	185,907	141,805
Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders	399,336	385,055	320,941
Noncontrolling interests in Private National Mortgage Acceptance Company, LLC	1,190,955	1,126,197	969,463
Total stockholders' equity	1,590,291	1,511,252	1,290,404
Total liabilities and stockholders’ equity	$6,388,369	$6,404,738	$5,596,194

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands, except earnings per share)
Revenue
Net gains on mortgage loans held for sale at fair value	$108,136	$98,091	$182,121
Mortgage loan origination fees	33,168	30,193	34,621
Fulfillment fees from PennyMac Mortgage Investment Trust	23,507	21,107	27,255
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	126,416	112,348	98,865
From PennyMac Mortgage Investment Trust	11,402	10,099	11,039
From Investment Funds	416	543	770
Ancillary and other fees	15,548	11,202	11,913
	153,782	134,192	122,587
Amortization, impairment and change in estimated fair value of mortgage servicing rights and excess servicing spread	(75,701)	(87,279)	(76,723)
Net mortgage loan servicing fees	78,081	46,913	45,864
Management fees:
From PennyMac Mortgage Investment Trust	6,038	5,638	5,025
From Investment Funds	178	369	496
	6,216	6,007	5,521
Carried Interest from Investment Funds	(1,158)	241	107
Net interest income (expense):
Interest income	44,442	34,973	22,709
Interest expense	42,492	36,877	27,516
	1,950	(1,904)	(4,807)
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	(33)	76	(13)
Results of real estate acquired in settlement of loans	281	(119)	42
Other	487	1,116	684
Total net revenue	250,635	201,721	291,395
Expenses
Compensation	93,417	82,967	96,132
Servicing	24,968	24,702	22,177
Technology	13,926	11,581	9,733
Loan origination	5,581	5,116	6,471
Professional services	4,636	4,523	4,631
Other	13,963	14,872	12,973
Total expenses	156,491	143,761	152,117
Income before provision for income taxes	94,144	57,960	139,278
Provision for income taxes	11,652	7,214	16,976
Net income	82,492	50,746	122,302
Less: Net income attributable to noncontrolling interest	65,411	40,267	98,617
Net income attributable to PennyMac Financial Services, Inc. common stockholders	$17,081	$10,479	$23,685

Earnings per share
Basic	$0.73	$0.45	$1.07
Diluted	$0.71	$0.44	$1.06
Weighted-average common shares outstanding
Basic	23,426	23,388	22,217
Diluted	78,416	77,650	76,355

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